EXHIBIT
Press release dated January 26, 2006
GEOGLOBAL WARRANTS ISSUED IN DECEMBER 2003 ARE DUE TO EXPIRE ON FEBRUARY 24, 2006
Calgary, Alberta, Canada, January 26, 2006 — GeoGlobal Resources Inc. (Amex: GGR) announces that its outstanding warrants to purchase 785,500 shares of its common stock at $2.50 per share issued in its December 23, 2003 financing will expire on February 24, 2006.
GeoGlobal’s prospectus relating to the issuance of its shares on exercise of the warrants has again become current and available for delivery as the result of the effectiveness on January 25, 2006 of a post-effective amendment to GeoGlobal’s registration statement relating to the sale of those shares.
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.
Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our results of oil and gas exploration and development activities may not result in any discovery of hydrocarbons in commercially recoverable quantities or the assignment of any reserves to hydrocarbons that are discovered.. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.
For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253           email: info@geoglobal.com
fax:      403-777-9199           website: www.geoglobal.com